united states
securities and exchange commission

Washington, D.C. 20549

form 8-k

current report

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 16, 2015

Royal Hawaiian Orchards, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-9145	99-0248088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

688 Kinoole Street, Suite 121, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(808) 747-8471

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition Agreement

On June 16, 2015, Royal Hawaiian Orchards, L.P., a Delaware limited partnership (the “Partnership”), closed the transactions contemplated by the previously announced Acquisition Agreement dated as of April 13, 2015 (the “Acquisition Agreement”), with Geyser Asset Management, Inc., a Delaware corporation, as agent for the tenant in common investors listed therein (collectively, the “Owners”).

Pursuant to the Acquisition Agreement, the Partnership acquired from the Owners approximately 736 acres of land located in Keaau, Hawaii (the “Property”), for approximately $8.1 million in cash. As part of the transaction, the Partnership acquired certain rights, easements, and benefits appurtenant to the Property, including all improvements, macadamia nut trees, and windbreak trees.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Loan

In connection with the closing of the transactions contemplated by the Acquisition Agreement, effective as of June 15, 2015, the Partnership, as borrower, entered into a Credit Agreement (the “American AgCredit FLCA Credit Agreement”) providing for a $5.265 million, 20-year term loan with American AgCredit, FLCA, as lender. The term loan bears fixed interest at 5.29% per annum and requires quarterly payments, with fixed principal reductions, over the term. The term loan matures on July 1, 2035, at which point the Partnership is required to pay the outstanding principal balance. The term loan is secured by a mortgage on the Property. In connection with the American AgCredit FLCA Credit Agreement, the Partnership executed a term loan promissory note for $5.265 million in favor of American AgCredit, FLCA.

The foregoing description of the American AgCredit FLCA Credit Agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Bridge Loan

In addition, in connection with the closing of the transactions contemplated by the Acquisition Agreement, effective as of June 15, 2015, the Partnership, Royal Hawaiian Resources, Inc., a Hawaii corporation and managing partner of the Partnership (“RHR”), Royal Hawaiian Macadamia Nut, Inc., a Hawaii corporation and wholly owned subsidiary of the Partnership (“RHMN”), and the other wholly owned subsidiaries of the Partnership (together with the Partnership and RHMN, collectively “Borrowers” and each, a “Borrower”), entered into the First Amendment to Amended and Restated Credit Agreement with American AgCredit, PCA, as agent for such other persons who may be added as lenders from time to time (the “American AgCredit PCA Amendment”). The American AgCredit PCA Amendment provides for a bridge loan of $2.835 million that matures on the earlier of (a) March 15, 2016 or (b) the date that a Borrower receives net proceeds from any issuance of equity, subject to certain exceptions. The bridge loan bears interest at the base rate plus three quarters of one percent (0.75%) where the base rate is the higher of (i) one half of one percent (.5%) per annum in excess of the latest Federal Funds Rate, and (ii) the prime rate of interest in effect for such day as published from time to time in The Wall Street Journal. “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York on the preceding business day opposite the caption “Federal Funds (Effective).” The bridge loan is collateralized by all personal and real property assets of the Borrowers. The American AgCredit PCA Amendment contains certain restrictions associated with further acquisitions, investments and indebtedness. In connection with the American AgCredit PCA Amendment, the Borrowers executed a bridge loan promissory note for $2.835 million in favor of American AgCredit, PCA.

The foregoing description of the American AgCredit PCA Amendment is qualified in its entirety by the terms of the amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Financial statements required with respect to the acquisition of the Property shall be provided by amendment to this 8-K by no later than September 1, 2015.

(b)	Pro Forma Financial Information

Pro forma financial information required with respect to the acquisition of the Property shall be provided by amendment to this 8-K by no later than September 1, 2015.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated as of June 15, 2015 between Royal Hawaiian Orchards, L.P., as Borrower, and American AgCredit, FLCA, as Lender.

10.2

First Amendment to Amended and Restated Credit Agreement among the Partnership, RHMN, and the other wholly owned subsidiaries of the Partnership, collectively Borrowers and each, a Borrower, and American AgCredit, PCA, as Agent for such other persons who may be added as Lenders from time to time, dated as of June 15, 2015.

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Hawaiian Orchards, L.P.
(Registrant)

Date: June 22, 2015
	By:	Royal Hawaiian Resources, Inc.,
its Managing General Partner

		By:	/s/ Scott C. Wallace
		Name:	Scott C. Wallace
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of June 15, 2015 between Royal Hawaiian Orchards, L.P., as Borrower, and American AgCredit, FLCA, as Lender.

10.2

First Amendment to Amended and Restated Credit Agreement among the Partnership, RHMN, and the other wholly owned subsidiaries of the Partnership, collectively Borrowers and each, a Borrower, and American AgCredit, PCA, as Agent for such other persons who may be added as Lenders from time to time, dated as of June 15, 2015.